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                                                                   EXHIBIT 99.1


                         [AMERIANA BANCORP LETTERHEAD]


News Release

Contact:   Jerome J. Gassen
           President and Chief Executive Officer
           (765) 529-2230

                   AMERIANA BANCORP ELECTS NOT TO PARTICIPATE
           IN THE U.S. TREASURY DEPARTMENT'S CAPITAL PURCHASE PROGRAM

         NEW CASTLE, Ind. (February 23, 2009) - Ameriana Bancorp (NASDAQ:ASBI), parent company of Ameriana Bank, SB, today announced that it will not participate in the U.S. Treasury Department's Troubled Asset Relief Program Capital Purchase Program. The Company received preliminary approval from the U.S. Treasury Department for the placement of up to $9.8 million in senior preferred stock.

         Jerome J. Gassen, President and Chief Executive Officer, stated, "Preliminary approval was an acknowledgement of our financial strength. However, after careful consideration of the Company's current financial condition, capital position, 2009 outlook, expected liquidity and funding needs and the current and potential future requirements of the program that may impose restrictions on our business operations, the board elected not to participate in the program. We plan to continue to implement our strategic plan to achieve long-term value for the shareholders by expanding our footprint and product offerings, with a focus on commercial banking."

         At December 31, 2008, we maintained a Total Risk-Based Capital Ratio of 12.87%, which exceeds the 10.00% threshold to be considered "well capitalized" under regulatory standards.

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has an interest in Family Financial Holdings, Inc. Ameriana Financial Services offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations

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that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

                                      -END-